PRICING SUPPLEMENT                                         File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated June 3, 2003)
Pricing Supplement Number: 2321


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:          $425,000,000                                Original Issue Date:      June 27, 2003

CUSIP Number:              59018YRJ2                                   Stated Maturity Date:     June 28, 2004


Interest Calculation:                                                  Day Count Convention:
--------------------                                                   --------------------
| x | Regular Floating Rate Note                                        | x | Actual/360
|   | Inverse Floating Rate Note                                        |   | 30/360
       (Fixed Interest Rate):                                           |   | Actual/Actual


Interest Rate Basis:
-------------------
| x | LIBOR                                                            |   |  Commercial Paper Rate
|   | CMT Rate                                                         |   |  Eleventh District Cost of Funds Rate
|   | Prime Rate                                                       |   |  CD Rate
|   | Federal Funds Rate                                               |   |  Other (see attached)
|   | Treasury Rate
Designated CMT Page:                                                  Designated LIBOR Page:
           CMT Moneyline Telerate Page:                                       LIBOR Moneyline Telerate Page:  3750
                                                                                         LIBOR Reuters Page:


Index Maturity:            One Month                                   Minimum Interest Rate:    Not Applicable



Spread:                    -0.04%                                      Maximum Interest Rate:    Not Applicable

Initial Interest Rate:     Calculated as if the Original Issue         Spread Multiplier:        Not Applicable
                           Date was an Interest Reset Date

Interest Reset Dates:      Monthly on the 28th of each month, commending on July 28, 2003 subject to modified following Business Day convention.


Interest Payment Dates:    Monthly on the 28th of each month, commending on July 28, 2003 subject to modified following Business Day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Credit Lyonnais Securities
                           (USA) Inc. and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated June 25, 2002 (the "Agreement"), between Merrill Lynch & Co.,
                           Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                           Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                      Principal Amount of the Notes
                           ------------                                      -----------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                              $416,500,000
                                       Incorporated
                           Credit Lyonnais Securities (USA) Inc.                                $4,250,000
                           ABN AMRO Incorporated                                                $4,250,000
                                                                                                ----------
                                                      Total                                   $425,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.  After the initial public offering, the Issue
                           Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     June 25, 2003
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